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                                                                   Exhibit (h3)

                            ADMINISTRATION AGREEMENT

                                    Between

                           MERRIMAC MASTER PORTFOLIO

                                      and

                         INVESTORS BANK & TRUST COMPANY
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                            ADMINISTRATION AGREEMENT

         THIS FORM OF ADMINISTRATION AGREEMENT is made as of May 1, 2003 by and between Merrimac Master Portfolio, a New York Trust (the "Fund"), and Investors Bank & Trust Company, a Massachusetts trust company ("IBT").

         WHEREAS, the Fund is registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and is entering into this Agreement on behalf of the portfolios listed on Appendix 3 hereto, as such Appendix 3 may be amended from time to time (each a "Portfolio" and collectively, the "Portfolios"); and

         WHEREAS, the Fund desires to retain IBT to render certain administrative services to the Fund and IBT is willing to render such services.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints IBT to act as Administrator of the Fund on the terms set forth in this Agreement. IBT accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Fund has furnished IBT with copies properly certified or authenticated of each of the following:

                (a) Resolutions of the Fund's Board of Directors authorizing the appointment of IBT to provide certain administrative services to the Fund and approving this Agreement;

                (b) The Fund's incorporating documents and all amendments thereto (the "Articles");

                (c) The Fund's by-laws and all amendments thereto (the
"By-Laws");

                (d) The Fund's agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the "Agreements");

                (e) The Fund's most recent Registration Statement under the 1940 Act and all amendments thereto; and

                (f) The Fund's most recent Confidential Offering Circular (the "Offering Circular"); and

                (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for IBT in the proper performance of its duties hereunder.

                The Fund will immediately furnish IBT with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify IBT as soon as possible of any matter which may materially affect the performance by IBT of its services under this Agreement.

         3. Duties of Administrator. Subject to the supervision and direction of the Board of Directors of the Fund, IBT, as Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix 1 hereto. IBT may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix 1 executed by both parties. At such time, the fee schedule included in Appendix 2 hereto shall be appropriately amended.

         In performing all services under this Agreement, IBT shall act in conformity with the Fund's Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund's Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, IBT has no discretion over the Fund's assets or choice of investments and cannot be held liable for any problem relating to such investments.

         4. Duties of the Fund.

                (a) The Fund is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports ("Daily Sales Reports") which will enable IBT as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions ("Exempt Transactions") which are to be excluded from the Daily Sales Reports.

                 (b) The Fund agrees to make its legal counsel available to IBT for instruction with respect to any matter of law arising in connection with IBT's duties hereunder, and the Fund further agrees that IBT shall be entitled to rely on such instruction without further investigation on the part of IBT.

         5. Fees and Expenses.

                 (a) For the services to be rendered and the facilities to be furnished by IBT, as provided for in this Agreement, the Fund will compensate IBT in accordance with the fee schedule attached as Appendix 2 hereto. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Fund's management) of IBT for which IBT shall be entitled to bill the Fund separately and for which the Fund shall reimburse IBT.

                 (b) IBT shall not be required to pay any expenses incurred by the Fund.

         6. Limitation of Liability.

                 (a) IBT, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify IBT, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of IBT in the performance of such obligations and duties or by reason of its reckless disregard thereof.

                 (b) IBT may apply to the Fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and IBT shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. IBT shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. IBT shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by IBT from the Fund.

                 (c) In the event IBT is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, IBT shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

                 (d) In no event shall IBT be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

         7. Termination of Agreement.

                 (a) The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                         (i) Either party hereto may terminate this Agreement
prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within 90 days of receipt of written notice from the non-violating party of such violation.

                         (ii) Either party may terminate this Agreement during
any Renewal Term upon sixty days written notice to the other party. Any termination pursuant to this paragraph 7(a)(ii) shall be effective upon expiration of such sixty days, provided, however, that the effective date of such termination may be postponed, at the request of the Fund, to a date not more than ninety days after delivery of the written notice in order to give the Fund an opportunity to make suitable arrangements for a successor administrator.

                 (b) At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of IBT relating to its performance of its duties as Administrator.

         8. Miscellaneous.

                 (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or IBT shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                             To the Fund:         Merrimac Master Portfolio
                                                  P.O. Box 501
                                                  Cardinal Avenue
                                                  Georgetown, Grand Cayman
                                                  Cayman Island, B.W.I.

                             To IBT:              John E. Henry
                                                  General Counsel
                                                  Investors Bank & Trust Company
                                                  200 Clarendon Street
                                                  Boston, MA 02117

                 (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                 (c) This Agreement shall be construed in accordance with the laws of the state of New York, without regard to its conflict of laws provisions.

                 (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                 (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         9. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

         10. Use of Name. The Fund shall not use the name of IBT or any of its affiliates in any Offering Circular, sales literature or other material relating to the Fund in a manner not approved by IBT prior thereto in writing; provided however, that the approval of IBT shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

         11. Limitation of Liability. IBT is hereby expressly put on notice of the limitation of liability set forth in the Declaration of Trust of the Fund and agrees that the obligations assumed by the Fund hereunder shall be limited in all cases to the assets of the Fund and that IBT shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Fund.

         12. Several Obligations of the Portfolios. This Agreement is an agreement entered into between IBT and the Fund with respect to each Portfolio. With respect to any obligation of the Fund on behalf of any Portfolio arising out of this Agreement, IBT shall look for payment or satisfaction of such obligation solely to the assets of the Portfolio to which such obligation relates as though IBT had separately contracted with the Fund by separate written instrument with respect to each Portfolio.
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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                                 MERRIMAC MASTER PORTFOLIO

                                                 /s/ Paul J. Jasinski
                                                 -------------------------
                                                 Name: Paul J. Jasinski
                                                 Title: President


                                                 INVESTORS BANK & TRUST COMPANY

                                                 /s/ Michael Rogers
                                                 -------------------------
                                                 Name: Michael Rogers
                                                 Title: President
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                                                                     APPENDIX 1

                        SERVICES TO BE PERFORMED BY IBT

                         FUND ADMINISTRATION FUNCTIONS

Assistance in various regulatory, financial reporting and tax matters including:

o Prepare annual and semi-annual shareholder reports.

o Assemble and distribute board material.

o Test fund qualification under Internal Revenue Code requirements.

o Prepare and file registration statements.

o Test portfolio compliance.

o Prepare and file Form N-CSR, Form N-SAR, Rule 24f-2 Notice and Fidelity Bond with SEC.

o Prepare expense budget and analysis of expenses.

o Prepare Form 1099 Misc. for disinterested Trustees.

o Prepare and file tax returns.
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                                                                     APPENDIX 2


                           MERRIMAC MASTER PORTFOLIO

                                 [FEE SCHEDULE]
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                                                                     APPENDIX 3

                                   Portfolios

                            Merrimac Cash Portfolio
                          Merrimac Treasury Portfolio
                        Merrimac Treasury Plus Portfolio
                       Merrimac U.S. Government Portfolio
                          Merrimac Municipal Portfolio
                            Merrimac Prime Portfolio